Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Funds II of our reports dated September 20, 2019, relating to the financial statements and financial highlights, which appears in John Hancock Diversified Strategies Fund, John Hancock Fundamental All Cap Core Fund, and John Hancock Multi-Asset Absolute Return Fund (formerly John Hancock Global Absolute Return Strategies Fund), John Hancock Absolute Return Currency Fund, and John Hancock Short Duration Credit Opportunities Fund’s Annual Reports on Form N-CSR for the year ended July 31, 2019. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

November 21, 2019